AMENDMENT NO. 1
to the
AMENDED AND RESTATED CUSTODIAN AGREEMENT between
TIFF INVESTMENT PROGRAM, INC.
and
INVESTORS BANK & TRUST COMPANY

	AMENDMENT, dated as of March 14, 1997, by and between TIFF Investment Program, Inc., a Maryland corporation (the "Fund") and
Investors Bank & Trust Company, a Massachusetts trust company (the
"Bank").

	WHEREAS, the Fund and the Bank entered into an Amended and Restated Custodian Agreement dated April 1, 1995 (the "Custodian
Agreement"); and

	WHEREAS, the Fund and the Bank desire to amend the Custodian Agreement as set forth below.

	NOW, THEREFORE, in consideration of the premises and of the mutual convenants and agreements herein set forth, the parties hereto agree as follow:

1.  Amendment.	The second sentence of Section 13.4 of the Custodian
Agreement is hereby to read in its entirety as follows:

	For the services rendered by the Bank hereunder, the Bank will be entitled to receive from the Fund such compensation or fees at such rate and at such times as shall be agreed upon in writing by the parties from time to time and set forth in a schedule or schedules to this Agreement, and such amount may be deducted from the accounts of the Fund maintained by the Bank on the fifth day following each month-end without any further instruction from the Fund, notwithstanding any provision of
Section 5 hereof to the contrary.

2. Fee Schedule. The Fee Schedule attached to this Amendment shall replace and supersede the Fee Schedule originally attached to the Custodian Agreement in all respects, shall be effective as of the date of this Amendment, and shall remain in effect for the full term of the Custodian Agreement.

3. Miscellaneous.

(a) Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

(b) This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

	IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

INVESTORS BANK & TRUST COMPANY		TIFF INVESTMENT PROGRAM, INC.


By:  /s/ Robert D. Mancuso				By:  /s/  David A. Salem

	Managing Director					President